Exhibit 5.1

August 14, 2023

Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Eterna Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 16,754,154 shares of the Company’s common stock, par value $0.005 per share (the “Shares”), under the Company’s registration statement on Form S-3, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Of the Shares, (i) 2,184,950 Shares (the “Outstanding Shares”) were issued and sold pursuant to that certain Securities Purchase Agreement, dated as of November 23, 2022 (the “PIPE Purchase Agreement”), by and among the Company and the investors party thereto, (ii) 4,369,900 Shares are issuable upon exercise of warrants (the “December Warrants”) issued and sold pursuant to the PIPE Purchase Agreement (the “December Warrant Shares”), (iii) 3,047,196 Shares are issuable upon conversion of the Company’s 6.0% Senior Convertible Promissory Notes due July 2028 (the “Notes”) issued and sold pursuant to that certain Securities Purchase Agreement, dated as of July 13, 2023 (the “Note Purchase Agreement” and, together with the PIPE Purchase Agreement, the “Purchase Agreements”), by and among the Company and the investors party thereto (the “Note Conversion Shares”), (iv) up to 1,057,716 Shares that may become issuable upon conversion of capitalized interest that may accrue through the maturity date of the Notes (the “PIK Interest Conversion Shares” and, together with the Note Conversion Shares, the “Conversion Shares”) and (v) 6,094,392 Shares are issuable upon exercise of warrants (the “July Warrants” and, together with the December Warrants, the “Warrants”) issued and sold pursuant to the Note Purchase Agreement (the “July Warrant Shares” and, together with the December Warrant Shares, the “Warrant Shares”).

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.          the Registration Statement in the form in which it was first transmitted to the Commission;

2.          the Purchase Agreements;

3.          the Notes;

4.          the Warrants;

Eterna Therapeutics Inc.
August 14, 2023

5.          that certain Registration Rights Agreement, dated as of December 2, 2022, by and among the Company and the investors party thereto;

6.          that certain Registration Rights Agreement, dated as of July 13, 2023, by and among the Company and the investors party thereto;

7.          the Company’s Restated Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware;

8.          the Company’s Bylaws, as amended;

9.          resolutions adopted by the Board of Directors of the Company in respect of the issuance of the Outstanding Shares, the Warrants, the Warrant Shares, the Notes and the Conversion Shares, certified as of the date hereof by an officer of the Company; and

10.          such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following:  (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:  (i) the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) the Warrant Shares and Conversion Shares have been duly authorized, and when issued upon exercise of the Warrants or conversion of the Notes in accordance with the terms of the Warrants or Notes, respectively, will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.  We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the federal laws of the United States.

Eterna Therapeutics Inc.
August 14, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, /s/ GREENBERG TRAURIG, LLP GREENBERG TRAURIG, LLP